As filed with the Securities and Exchange Commission on March 16, 2010
Registration No.  333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Novavax, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2816046
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9920 Belward Campus Drive
Rockville, Maryland 20850
(240) 268-2000
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frederick W. Driscoll
Vice President, Chief Financial Officer and Treasurer
Novavax, Inc.
9920 Belward Campus Drive
Rockville, Maryland 20850
(240) 268-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Jennifer L. Miller
Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate price per unit(2)	Proposed maximum aggregate offering price(2)(3)	Amount of Registration fee
Common Stock, $0.01 par value(4)(5)
Preferred Stock, $0.01 par value(4)
Warrants
Units
Total	$150,000,000	—	$150,000,000	$10,695

(1)
There are being registered hereunder such indeterminate number of shares of common stock and preferred stock of Novavax, Inc. (“Novavax”), such indeterminate number of warrants to purchase common stock or preferred stock of Novavax, and such indeterminate number of units consisting of any two or more of the other securities listed in the table above and sold together as shall have an aggregate initial offering price not to exceed $150,000,000 or the equivalent thereof in one or more currencies.

(2)
Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee required pursuant to Rule 457(o) thereof, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed.

(4)
Also includes an indeterminate number of shares of common stock that may be issued upon conversion or exercise, as applicable, of preferred stock or warrants registered hereunder and an indeterminate number of shares of preferred stock that may be issued upon exercise of warrants registered hereunder.

(5)	Each share of common stock includes a right to purchase Series D Junior Participating Preferred Stock attached to the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This registration statement contains two prospectuses:

•	a basic prospectus which covers both (i) the offering, issuance and sale of $150,000,000 of common stock, preferred stock, warrants and units of Novavax, Inc. by the registrant; and

•	a sales agreement prospectus covering the offering, issuance and sale of our common stock that may be issued and sold under a sales agreement with McNicoll, Lewis & Vlak LLC.

The basic prospectus immediately follows this explanatory note. The sales agreement prospectus immediately follows the basic prospectus. The common stock that may be offered, issued and sold under the sales agreement prospectus is included in the $150,000,000 of securities that may be offered, issued and sold by the registrant under the basic prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 16, 2010

PROSPECTUS

$150,000,000
Common Stock
Preferred Stock
Warrants
Units

We may issue and sell from time to time our common stock, preferred stock, warrants and/or units consisting of two or more of any such securities on terms to be determined at the time of sale. The preferred stock may be convertible into shares of our common stock and the warrants may be exercisable for shares of our common stock or shares of our preferred stock. We may offer these securities separately or together in one or more offerings with a maximum aggregate offering price of $150,000,000.

We will provide a prospectus supplement each time we issue securities, specifying the specific terms of the securities being sold as well as the specific terms of that offering.

You should read this prospectus and any prospectus supplement, including any information incorporated herein and therein, carefully before you invest.

The securities being sold may be sold on a delayed or continuous basis directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If any dealers, agents or underwriters are involved in the sale of the securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in any prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in the applicable prospectus supplement.

Our common stock is traded on the NASDAQ Global Market under the symbol NVAX. On March 11, 2010, the closing price of our common stock as reported on the NASDAQ Global Market was $2.48 per share. None of the other securities offered under this prospectus are publicly traded.

Investing in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page 2.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement for the securities being sold.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______, 2010.

TABLE OF CONTENTS

NOVAVAX, INC.	2
RISK FACTORS	2
ABOUT THIS PROSPECTUS	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	4
PLAN OF DISTRIBUTION	4
DESCRIPTION OF OUR CAPITAL STOCK	7
DESCRIPTION OF OUR WARRANTS	11
DESCRIPTION OF OUR UNITS	13
DIVIDEND POLICY	14
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	15

You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement, and the information contained in any document incorporated herein or therein by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery or any sale of our securities.

NOVAVAX, INC.

Novavax, Inc. (“Novavax,” the “Company,” “we” or “us”) is a biopharmaceutical company focused on developing novel, highly potent recombinant vaccines. Our goal is to become a profitable vaccine company that is aggressively driving towards development, licensure and commercialization of important vaccine candidates.

Our technology platform is based on proprietary virus-like particles (VLPs). Our VLPs are genetically engineered three-dimensional nanostructures, which incorporate immunologically important recombinant proteins. Recombinant protein-based vaccines are widely used and accepted. Examples of vaccines currently available that use recombinant protein particle technology include Recombivax® HB (Merck) and Engerix® (GlaxoSmithKline), which protect against Hepatitis B, and Gardasil® (Merck) and Cervarix® (GlaxoSmithKline), which protect against human papilloma virus. Our product pipeline targets several infectious diseases. Currently, we have vaccine product candidates to target pandemic influenza (both H1N1 and H5N1 strains), seasonal influenza, Respiratory Syncytial Virus (RSV) and Varicella Zoster Virus (VZV).

Novavax was incorporated in 1987 under the laws of the State of Delaware.  Our principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850.  Our telephone number is (240) 268−2000 and our website address is www.novavax.com.  The contents of our website are not part of this prospectus.  The information on or accessible through our website is not incorporated by reference into this filing.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks incorporated by reference herein that are described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as any applicable prospectus supplement and the reports we file from time to time with the SEC that are incorporated by reference in this prospectus. If any of the events described in such “Risk Factors” section occurs or the risks described in such “Risk Factors” section actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”). By using a shelf registration statement, we may, from time to time, issue and sell in one or more series or classes our common stock, preferred stock, warrants and/or units consisting of our common stock, preferred stock and warrants in one or more offerings up to an aggregate maximum offering price of $150,000,000 (or its equivalent in foreign or composite currencies). Each time we sell any of our securities, we will provide a prospectus supplement that will contain more specific information about the offering and the terms of the securities being sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference.

This prospectus and the prospectus supplements provide you with a general description of the Company and our securities; for further information about our business and our securities, you should refer to the registration statement, the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement is accurate only as of the date of this prospectus or such prospectus supplement, and the information contained in any document incorporated herein or therein by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery or any sale of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference and that are referenced under the section entitled “Where You Can Find More Information”, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding operating expenses, use of cash, and clinical developments and anticipated milestones, including a BARDA contract, Phase 3 studies and seeking approval in Mexico, and include words such as “expect(s)”, “intends”, “plans”, “seeks”, “estimates”, “could”, “should”, “feel(s)”, “believe(s)”, “will”, “would”, “may”, “can”, “anticipate(s)”, “potential”, and similar expressions or the negative of these terms, are based upon management’s current expectations and beliefs.  Such forward-looking statements are not guarantees of future performance, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements.

Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include, among other things, the following:  our ability to progress any product candidates into pre-clinical or clinical trials; the scope, initiation, rate and progress of our pre-clinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from pre-clinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; regulatory approval is needed before any vaccines can be sold in or outside the United States and, to date, no governmental authority has approved any of our vaccine candidates for sale; influenza is seasonal in nature, and if approval or commercial launch after approval is not timely in relation to the influenza season, we may not be able to manufacture or sell our influenza vaccines on terms favorable to us until the next influenza season, if at all; we have not manufactured any of our vaccine candidates at a commercial level; we utilize a unique manufacturing process and the scale-up of that process may prove difficult and costly; our dependence on third parties to manufacture and distribute our vaccines; risks associated with conducting business outside of the United States; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; the inability to win any government grants, including BARDA in a timely manner or at all and other factors referenced herein.

All forward-looking statements contained in this prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements, except as specifically required by law. Accordingly, past results and trends should not be used to anticipate future results or trends.

USE OF PROCEEDS

Except as otherwise described in an applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, which may include:

•	clinical development of our VLP-based vaccines, including the development of appropriate adjuvants and demonstration of large-scale manufacturing capabilities for such vaccines;

•	our internal research and development programs, such as preclinical and clinical testing and studies of our product candidates and the development of new technologies and product candidates;

•
expansion of and investment in our research and development facilities, including compliance with current Good Manufacturing Practices (cGMP) and Good Laboratory Practices (GLP) rules and regulations; and

•	general working capital.

Each time we issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

At this time, we have not determined the specific uses of any offering proceeds, or the amounts we plan to spend on any particular use or the timing of such expenditures, which may vary significantly depending on various factors such as our research and development results, regulatory approvals, competition, marketing and sales, and the market acceptance of any products introduced by us or our partners. Pending application of the net proceeds from any particular offering, we intend to invest such proceeds in short-term, interest-bearing, investment-grade securities.

We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time in one or more of the following ways:

•	through one or more underwriters;

•
through dealers, who may act as agents or principal (including a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	directly to one or more purchasers;

•	through agents;

•	through registered direct offerings;

•	as part of a collaboration with a third party;

•	through at the market issuances;

•	in privately negotiated transactions; and

•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the terms of the securities being offered, including the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Underwriters, dealers, agents and others that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, agents and others and will describe their compensation. We may have agreements with underwriters, dealers, agents and others to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, agents and others may engage in transactions with or perform services for us in the ordinary course of their businesses.

Pursuant to the terms of a letter of understanding among us, Piper Jaffray & Co. (“Piper Jaffray”), Lazard Capital Markets (“LCM”) and Lazard Freres & Co., LLC (“Lazard”), dated November 10, 2009, if, during the six month period following the termination or expiration of such letter of understanding, we propose to effect a public offering, Rule 144A offering or any private placement of our securities, then we have agreed to offer to engage each of Piper Jaffray, LCM and Lazard in underwriting as our bookrunner or bookrunning lead placement agent, as the case may be, in connection with such transaction on terms and conditions customary to Piper Jaffray, LCM and Lazard in similar transactions. Each of Piper Jaffray, LCM or Lazard may decline such engagement in its sole and absolute discretion. This restriction will not apply to any offering of our common stock pursuant to an At the Market Sales Agreement with McNicoll, Lewis & Vlak LLC. This letter of understanding expired on November 25, 2009.  We have not entered into any other agreements, understandings or arrangements with any other underwriters, broker-dealers or other parties regarding the sale of securities. As of the date of this prospectus, there were no other special selling arrangements between any broker-dealer or other person and the Company. No period of time has been fixed within which the securities will be offered or sold.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

Agents

We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Unless the prospectus supplement provides otherwise, agents will act on a best efforts basis for the period of their appointment. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Unless the prospectus supplement provides otherwise, underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship, and we may offer the securities to the public through an underwriting syndicate or through a single underwriter. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship and underwriting arrangement.

Dealers

We also may sell securities to a dealer as principal. If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Direct Sales and Institutional Purchases

We may also sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction.

Further, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Such activities may cause the price of the securities to be higher than they would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the NASDAQ Global Market or otherwise.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions on the NASDAQ Global Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Costs

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a summary of the material terms of our capital stock. This summary is not complete. We encourage you to read our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated By-laws (the “By-laws”) that we have previously filed with the SEC. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of: (i) 200,000,000 shares of common stock, par value $0.01 per share, of which 100,277,960 shares were outstanding as of March 11, 2010, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present.

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock are not entitled to pre-emptive rights or any rights of conversion. Shares of our common stock are, and the shares being distributed in this offering will be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is traded on the NASDAQ Global Market under the symbol NVAX. On March 11, 2010, the closing price of our common stock as reported on the NASDAQ Global Market was $2.48 per share.

Our registrar and transfer agent for all shares of common stock is Computershare Limited, 250 Royall Street, Canton, MA 02021.

Preferred Stock

The Board of Directors may, without further action by the stockholders of the Company, issue preferred stock in one or more series and fix the rights and preferences thereof. Our Certificate of Incorporation grants the Board of Directors authority to issue preferred stock and to determine its rights and preferences without the need for further stockholder approval to eliminate delays associated with a stockholder vote on specific issuances.

Examples of rights and preferences the Board of Directors may fix include dividend rights, dividend rates, conversion rights, voting rights, pre-emptive rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The rights of holders of our common stock, described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of that particular series of preferred stock and may include, among other things:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation (including whether cumulative or non-cumulative), if any;

•	terms and amount of any sinking fund, if applicable;

•	provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the Company to exercise such redemption and repurchase rights;

•	conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on sale, transfer and assignment, if any;

•	the relative ranking and preferences of the preferred stock; and

•	any other specific terms, rights or limitations of, or restrictions on, such preferred stock.

Please also refer to the description of our Shareholder Rights Plan, below, for a discussion of the Company’s Series D Junior Participating Preferred Stock.

Shareholder Rights Plan

We have adopted a Shareholder Rights Plan pursuant to which the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. Each right, once exercisable, entitles the holder to purchase from us one one-thousandth (1/1,000th) of a share of Series D Junior Participating Preferred Stock (the “Series D Preferred Stock”), at a price of $40.00, subject to certain adjustments.

The rights, unless earlier redeemed by the Board, become exercisable upon the close of business on the day which is the earlier of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (with certain exceptions) has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company, and (ii) the tenth business day after the date of the commencement by any person of a tender or exchange offer, the consummation of which would result in such person or group of affiliated or associated persons becoming an “acquiring person” as defined in the rights plan. The rights expire at the close of business on August 7, 2012, unless earlier redeemed or exchanged by us as described below.

Unless the rights are earlier redeemed, in the event that a person or group becomes an “acquiring person,” the rights plan provides that proper provisions will be made so that each holder of record of a right (other than rights beneficially owned by an acquiring person and certain of its affiliates, associates and transferees) will thereafter have the right to receive, upon payment of the exercise price, that number of shares of the Series D Preferred Stock having a fair market value determined in accordance with the rights plan at the time of the transaction equal to approximately two times the exercise price (such value to be determined with reference to the fair market value of our common stock as provided in the plan).

In addition, unless the rights are earlier redeemed or exchanged, in the event that, after the time that a person or group becomes an acquiring person, we were to be acquired in a merger or other business combination (in which any shares of common stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the rights plan provides that proper provision will be made so that each holder of record of a right (other than rights beneficially owned by an acquiring person and certain of its affiliates, associates and transferees) will have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring Company having a fair market value at the time of such transaction determined in accordance with the rights plan equal to approximately two times the exercise price.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding voting stock, the Board may exchange the rights, in whole or in part, for that number of shares of the Series D Preferred Stock having a fair market value on the date such person or group became an acquiring person equal to the excess of (i) the fair market value of Series D Preferred Stock issuable upon the exercise of the rights over (ii) the exercise price of the rights, in each case subject to anti-dilution adjustments.

At any time prior to the close of business on the tenth business day after there has been a public announcement that a person has become an acquiring person or such earlier date as a majority of the Board shall become aware of the existence of an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon the effective time of such Board action, the right to exercise the rights will terminate and the only right of the holders will be to receive the redemption price.

For as long as the rights are then redeemable, we may, except with respect to the redemption price, amend the rights in any manner, including extending the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such.

Provisions of our Certificate of Incorporation and By-laws and Delaware Law

Certain provisions of our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect and may prevent, delay or defer a tender offer or takeover attempt that a stockholder may deem in his, her or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. They include:

Staggered Board, Removal of Directors and Charter Amendments relating to the Board

Our Certificate of Incorporation and By-laws provide for the division of our Board of Directors into three classes, with no one class having more than one director more than any other class, serving staggered three year terms. Our By-laws further provide that directors may be removed only for cause by the affirmative vote of the holders of 2/3 of the shares of capital stock of the Company issued and outstanding and entitled to vote. Moreover, our Certificate of Incorporation provides that any amendments to the charter relating to the number, classes, election, term, removal, vacancies and related provisions with respect to the Board may only be made by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of Novavax, or of discouraging a third party from acquiring control of the Company.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NASDAQ Stock Market. These additional shares may be utilized for a variety of corporate purposes. In particular, although our Board of Directors has no present intention to do so, it could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, proxy contest or other takeover attempt. Our Board may determine that the issuance of such shares of preferred stock is in the best interest of the Company and our stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then-current market price.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our By-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder’s intention in writing. To be timely, a stockholder’s notice must be received not less than 60 nor more than 90 days prior to the meeting at which such candidate or proposal is to be considered. However, if the Company does not give prior notice or make public disclosure of the date of the meeting at least 70 days’ prior to the meeting date, notice is considered timely if it is received no later than the close of business on the 10th day following the date on which such notice was given or public disclosure was made (whichever occurred first). If a stockholder desires to have a proposal included in the Company’s proxy statement, notice of such proposal must be received not less than 120 days prior to the first anniversary of the date of the Company’s notice of the previous year’s annual meeting. These advance notice provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors.

Special Meetings of Stockholders

Our By-laws provide that special meetings of stockholders may be called by the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the Board of Directors, with no provision for any right of stockholders to call such meetings. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time such person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” is defined to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock. This statutory provision could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire the Company.

DESCRIPTION OF OUR WARRANTS

This description summarizes only the terms of any warrants that we may offer under this prospectus and related warrant agreements and certificates. You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which will be described and included in an accompanying prospectus supplement. Such warrant agreement, together with the warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants.

We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any offered securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We may enter into the warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities issuable upon exercise of such warrants may be acquired;

•	the dates on which the right to exercise such warrants will commence and expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

As of March 11, 2010, the Company has warrants outstanding which are exercisable for 3,343,325 shares of common stock at an exercise price of $3.62 per share.  These warrants expire on July 31, 2013.

Exercise of Warrants

Each warrant will entitle its holder to purchase the number of shares of common or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, such holder’s warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends.

DESCRIPTION OF OUR UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find Additional Information”.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently anticipate that we will retain all of our earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports and other information with the SEC. These reports and other information are not incorporated by reference in this prospectus and do not form a part of this prospectus except as stated below under “Incorporation of Certain Information by Reference.” You may read and copy these reports and other information filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, for a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for more information about the operation of the public reference room. Our filings with the SEC are also available to you over the Internet at the SEC’s web site at http://www.sec.gov. The Company’s web site is http://www.novavax.com.

Our common stock is traded on the NASDAQ Global Market under the symbol NVAX. Materials we file can also be inspected at the offices of NASDAQ Operations at 1735 K Street, Washington, D.C. 20006.

We have filed a registration statement on Form S-3 (together with all amendments and exhibits, which we refer to as the registration statement) with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents containing such information. This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the registration statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information and information contained in documents filed earlier with the Commission. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; provided, that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents we are incorporating by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010; and

•	The description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents.  You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:

Novavax, Inc.
9920 Belward Campus Drive
Rockville, MD 20850
(240) 268−2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 16, 2010

PROSPECTUS

25,000,000 SHARES
COMMON STOCK

You should carefully read this prospectus before you invest. It contains information you should consider before making your investment decision.

This prospectus relates to the issuance and sale of up to 25,000,000 shares of our common stock through our sales agent, McNicoll, Lewis & Vlak LLC (“MLV”). These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent on March 15, 2010, a copy of which was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2009, and is incorporated herein by reference. This prospectus relates to the sale of up to $50,000,000 in gross proceeds of our common stock pursuant to the sales agreements.  Our board has authorized 25,000,000 shares of common stock to be sold pursuant to this prospectus.

Our common stock is quoted on the NASDAQ Global Market under the symbol “NVAX.” On March 11, 2010, the closing price of our common stock as reported on NASDAQ was $2.48 per share. Sales of shares of our common stock under this prospectus, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.

Unless we and our sales agent otherwise agree, we will pay our sales agent a commission equal to 2% of the gross proceeds of the sales price per share.  Any other fee arrangement or commission amount to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. Based on the closing price of our common stock on March 11, 2010, because we are limited to the sale of common stock with gross proceeds aggregating $50,000,000, the maximum number of shares we could sell is 20,161,290. If 20,161,290 shares of common stock were sold at the March 11, 2010 closing sales price, we would receive $50,000,000 in gross proceeds, or $49,000,000 in aggregate net proceeds assuming the sales agent fee is paid as described above. The actual proceeds to us will vary.

In connection with the sale of common stock on our behalf, the sales agent may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk. Risks associated with an investment in our common stock are described in the section titled “Risk Factors” beginning on page A-8 of this prospectus. You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

McNicoll, Lewis & Vlak LLC

The date of the Prospectus is _____ __, 2010.

TABLE OF CONTENTS

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS	A-ii
PROSPECTUS SUMMARY	A-2
THE OFFERING	A-6
RISK FACTORS	A-7
USE OF PROCEEDS	A-27
DILUTION	A-27
PLAN OF DISTRIBUTION	A-28
LEGAL MATTERS	A-29
EXPERTS	A-29
LIMITATION OF LIABILITY AND INDEMNIFICATION	A-29
WHERE YOU CAN FIND MORE INFORMATION	A-29
INCORPORATION BY REFERENCE	A-30

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as the information that we have filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference herein, is accurate only as of the date of the applicable document. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

A-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference and that are referenced under the section entitled “Where You Can Find More Information”, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding operating expenses, use of cash, and clinical developments and anticipated milestones, including a BARDA contract, Phase 3 studies and seeking approval in Mexico, and include words such as “expect(s)”, “intends”, “plans”, “seeks”, “estimates”, “could”, “should”, “feel(s)”, “believe(s)”, “will”, “would”, “may”, “can”, “anticipate(s)”, “potential”, and similar expressions or the negative of these terms, are based upon management’s current expectations and beliefs.  Such forward-looking statements are not guarantees of future performance, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements.

Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include, among other things, the following:  our ability to progress any product candidates into pre-clinical or clinical trials; the scope, initiation, rate and progress of our pre-clinical studies and clinical trials and other research and development activities; clinical trial results; even if the data from pre-clinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; regulatory approval is needed before any vaccines can be sold in or outside the United States and, to date, no governmental authority has approved any of our vaccine candidates for sale; influenza is seasonal in nature, and if approval or commercial launch after approval is not timely in relation to the influenza season, we may not be able to manufacture or sell our influenza vaccines on terms favorable to us until the next influenza season, if at all; we have not manufactured any of our vaccine candidates at a commercial level; we utilize a unique manufacturing process and the scale-up of that process may prove difficult and costly; our dependence on third parties to manufacture and distribute our vaccines; risks associated with conducting business outside of the United States; our ability to enter into future collaborations with industry partners and the terms, timing and success of any such collaboration; our ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; the inability to win any government grants, including BARDA in a timely manner or at all and other factors referenced herein.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus and in the other documents we have filed with the SEC and that are incorporated herein by reference, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. Unless required by law, we have no plans to update these forward-looking statements, whether as a result of new information, future events, or otherwise.

A-ii

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein and therein. It may not contain all of the information that may be important to you. To fully understand the investment you are contemplating, you should read carefully this entire prospectus and the detailed information incorporated herein by reference before you decide to make an investment. You should pay special attention to the “Risk Factors” section of this prospectus beginning on page A-8 to determine whether an investment in our common stock is appropriate for you. Unless the context otherwise requires, the terms “Novavax,” “we,” “us,” “the company” and “our” refer to Novavax , Inc., a Delaware corporation, together with its subsidiary.

NOVAVAX, INC.

Our Business

Novavax, Inc. (“Novavax,” the “Company,” “we” or “us”) is a biopharmaceutical company focused on developing novel, highly potent recombinant vaccines. Our goal is to become a profitable vaccine company that is aggressively driving towards development, licensure and commercialization of important vaccine candidates.

Our technology platform is based on proprietary virus-like particles (VLPs). Our VLPs are genetically engineered three-dimensional nanostructures, which incorporate immunologically important recombinant proteins. Recombinant protein-based vaccines are widely used and accepted. Examples of vaccines currently available that use recombinant protein particle technology include Recombivax® HB (Merck) and Engerix® (GlaxoSmithKline), which protect against Hepatitis B, and Gardasil® (Merck) and Cervarix® (GlaxoSmithKline), which protect against human papilloma virus. Our product pipeline targets several infectious diseases. Currently, we have vaccine product candidates to target pandemic influenza (both H1N1 and H5N1 strains), seasonal influenza, Respiratory Syncytial Virus (RSV) and Varicella Zoster Virus (VZV).

Our proprietary production technology uses insect cells rather than chicken eggs or mammalian cells. This platform offers several potential significant advantages over traditional vaccine production, including: (1) higher yields than traditional mammalian or egg-based system, (2) faster facility commissioning time, (3) significantly lower capital expenditures on infrastructure, (4) competitive cost of goods, (5) shorter lead time to produce vaccine than egg-based technology, and (6) a scalable production process that can respond rapidly to pandemic outbreaks.

Our production process involves the use of genetic information and no viral seed is required. This shortens the time of creating a new vaccine by several weeks compared to the egg-based process. Furthermore, the production process for manufacturing our VLP vaccines is also unique because the equipment we use in the cell culture process is largely portable and disposable. A facility to produce VLP-based vaccines can be constructed and validated in significantly less time as compared to traditional egg-based facilities.

We produce VLPs using a baculovirus expression system in insect cells with disposable low cost equipment that can be readily dispersed both nationally and internationally. By not requiring significant production batch sizes, production capacity can be employed quickly; estimated to be built and validated within twelve to eighteen months compared to the current approved manufacturing technology that can take four years or more to deploy.

We have a significant amount of experience in developing recombinant VLP influenza vaccines. To date, among other things, we have:

•	conducted five human clinical studies for our seasonal and pandemic influenza vaccine candidates;

•	administered our seasonal and pandemic influenza VLPs (seven distinct strains) to over 4,200 subjects demonstrating vaccine safety and immunogenicity;

•	completed four animal toxicology studies without any safety issues;

•	conducted multiple ferret studies demonstrating efficacy of VLP influenza vaccine candidates; and

•	conducted vaccine production under current good manufacturing practices (cGMP) and manufactured more than 35 batches of VLP vaccine with over a dozen different influenza strains.

We believe our influenza VLP vaccines have potential immunological advantages over currently available products. Our influenza VLPs contain three of the major structural influenza virus proteins, which we believe are important to combat influenza: hemagglutinin (HA) and neuraminidase (NA), both of which stimulate the body to produce antibodies that neutralize the influenza virus and prevent spread through the cells in the respiratory tract, and matrix 1 (M1), which stimulates cytotoxic T lymphocytes to kill cells that may already be infected. Further, our VLPs are not made from a live virus and have no genetic nucleic material in their inner core, which renders them incapable of replicating and causing disease.

Pandemic Influenza

In May 2009, we announced that we had produced a first batch of non-cGMP influenza A (H1N1) VLP vaccine candidate three weeks after the Center for Disease Control and Protection (CDC) announced the genetic sequence of the novel H1N1 virus (the H1N1 virus is commonly referred to as the “swine flu” in the media). The purified H1N1 VLP vaccine candidate was sent to scientists at the CDC and an agreement was made with the Division of Microbiology and Infectious Diseases (DMID) of the National Institute of Allergy and Infectious Diseases and the National Institutes of Health for further studies. To further demonstrate the capability of recombinant VLP technology, we manufactured an H1N1 VLP vaccine candidate under cGMP at our vaccine manufacturing facility in Rockville, MD within eleven weeks after receiving the gene sequence from the CDC.

In October 2009, we initiated a two-stage clinical trial of our H1N1 vaccine candidate in Mexico in collaboration with Laboratorio Avi-Mex S.A. de C.V. (Avimex). The first stage of the study evaluated the vaccine’s safety, immunogenicity and efficacy in 1,000 subjects, including 750 vaccine recipients and 250 placebo recipients. In December 2009, we reported positive results from the first stage of the study. Based on these results, the Independent Data and Safety Monitoring Board recommended that we proceed with the second stage of the study to evaluate the safety of the vaccine in a larger cohort of 3,000 subjects (2,000 vaccine and 1,000 placebo recipients). This study has been fully enrolled. With the positive data reported in December 2009, we have filed for regulatory approval of our 2009 H1N1 vaccine candidate in Mexico. These data are also expected to support our pandemic and seasonal influenza VLP vaccines in other countries. We believe this effort in Mexico represents a unique opportunity for Novavax to accelerate the development of our H1N1 vaccine candidate.

We have also made significant progress in the development of our vaccine that targets the H5N1 avian influenza with pandemic potential. In 2007, we released results from an important pre-clinical study in which ferrets that received our pandemic vaccine candidate were protected from a lethal challenge of the H5N1 virus. After filing an Investigational New Drug application (IND), we initiated a Phase I/IIa human clinical trial. We released interim human data from the first portion of this clinical trial in December 2007. These interim results demonstrated that our pandemic influenza vaccine can generate a protective immune response. We conducted the second portion of the Phase I/IIa trial in 2008 to gather additional subject immunogenicity and safety data and determine a final dose through the completion of this clinical trial. In August 2008, we reported favorable results from this clinical trial, which demonstrated strong neutralizing antibody titers across all three doses tested. A final clinical study report has been completed and the vaccine was well tolerated at all dosages as compared with placebo. No serious adverse events were reported. In February 2009, we announced that the vaccine induced robust hemagglutination inhibition (HAI) responses, which have been shown to be important for protection against influenza disease.

Seasonal Influenza

We have also progressed the development of our VLP trivalent vaccine that targets the seasonal influenza virus. In 2008, we announced positive results from an immunogenicity study in ferrets inoculated with our seasonal influenza vaccine candidate. Subsequently, we conducted a Phase IIa clinical trial to evaluate the safety and immunogenicity of different doses of our seasonal influenza vaccine. In December 2008, we announced favorable safety and immunogenicity results from this Phase IIa seasonal study in healthy adults (aged between 18 and 49 years). A final clinical study report was completed and no vaccine-related serious adverse events were reported. In May 2009, we enrolled subjects in a second Phase II study in healthy adults. In September 2009, we announced favorable results from this Phase II study in healthy adults that supports a new Phase II dose range study in elderly patients (60 years of age or older), head-to-head with a marketed vaccine that we commenced in November 2009. In September 2009, we responded to the United States government (HHS BARDA) request for proposal (RFP) for a potential contract award for the advanced development of recombinant influenza vaccines. If we receive the award it could provide significant funding for the continued ongoing clinical development of our seasonal and pandemic influenza vaccines. Based on the results of the Phase II trial in elderly subjects and our ability to potentially receive the HHS BARDA contract and receive it in a timely manner, we plan to begin Phase III studies and seek to file United States registration of this vaccine candidate.

RSV and VZV

We have also developed vaccine candidates for both RSV and VZV, both of which are currently being evaluated in pre-clinical studies. To date, our RSV vaccine candidate has demonstrated positive results in two separate studies with mice. These studies have been confirmed in two more studies in cotton rats, which are generally accepted as the best model to evaluate the safety of candidate RSV vaccines. In February 2009, we announced favorable results from an RSV pre-clinical study performed in mice against the viral fusion (F) protein, which fuses with cells in the respiratory tract and causes illness. The vaccine induced neutralizing antibodies against the viral fusion protein and also protected against RSV infection. In January 2010, we announced positive pre-clinical results with a recombinant RSV fusion (F) particle vaccine in cotton rats. The RSV F vaccine candidate completely protected the vaccinated animals and there was no evidence of enhanced disease in the lungs of vaccinated animals following challenge with live RSV. We also announced the successful scale-up and cGMP manufacturing of vaccine and the initiation of a rabbit toxicology study in preparation for submission of an RSV IND to the United States Food and Drug Administration (FDA). We plan to file an IND and launch a Phase I clinical trial in 2010.

A multi-protein VZV particle vaccine candidate is currently in development. The VZV vaccine was shown in mice to induce antibody and T-cell responses. Formulation of the VZV vaccine candidate is being finalized and tested in preparation for human trials.

Corporate Information

Novavax was incorporated in 1987 under the laws of the State of Delaware.  Our principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850.  Our telephone number is (240) 268−2000 and our website address is www.novavax.com.  The contents of our website are not part of this prospectus.  The information on or accessible through our website is not incorporated by reference into this filing.

THE OFFERING

Issuer	Novavax, Inc.

Common Stock offered by us pursuant to this prospectus	Up to 25,000,000 shares

Common Stock to be outstanding after this offering if all shares are sold	Up to 125,277,960 [1] shares

Maximum Gross Proceeds	$50,000,000

Manner of Offering
Sales of shares of our common stock under this prospectus, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. See “Plan of Distribution.”

Sales agent	McNicoll, Lewis & Vlak LLC

NASDAQ Symbol	NVAX

Use of Proceeds
The net proceeds of this offering will be added to our general funds and used for pre-clinical studies and clinical trials of our VLP-based vaccines, internal research and development programs, working capital, capital expenditures and other general corporate purposes as further described in this prospectus under the heading “Use of Proceeds.”

[1]
The number of shares of common stock to be outstanding after this offering is based on 100,277,960 shares outstanding as of March 11, 2010.  The number of shares of our common stock to be outstanding after the offering does not take into account:

•	5,900,678 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $2.95 per share;

•	2,791,396 shares of our common stock reserved for future awards under our 2005 Stock Incentive Plan; and

•	3,343,325 shares of our common stock reserved for issuance upon the exercise of outstanding warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors in evaluating our business. There are a number of risk factors that could cause our actual results to differ materially from those that are indicated by forward-looking statements. Some of the risks described relate principally to our business and the industry in which we operate. Others relate principally to the securities market and ownership of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. Additional risks and uncertainties that are not yet identified or that we currently deem immaterial may materially harm our business, operating results and financial condition and could result in a complete loss of your investment. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

We have a history of losses and our future profitability is uncertain.

Our expenses have exceeded our revenue since our formation in 1987, and our accumulated deficit at December 31, 2009 was $274.2 million. Our revenue for the last three fiscal years from continuing operations was $0.3 million in 2009, $1.1 million in 2008 and $1.5 million in 2007. We have recorded limited revenue from research contracts, licenses and agreements to provide vaccine candidates, services and technologies. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies that will result in significant revenue to offset our expenses. Our net losses for the last three fiscal years were $38.4 million in 2009, $36.0 million in 2008 and $34.8 million in 2007, including discontinued operations.

Our recent historical losses have predominantly resulted from research and development expenses for our vaccine product candidates, sales and marketing expenses, manufacturing-related expenses, costs related to protection of our intellectual property and for other general operating expenses. Our expenses have exceeded our revenue since inception. We believe our expenses will continue to increase, as a result of higher research and development efforts to support the development of our vaccines, particularly our pandemic and seasonal influenza vaccines.

We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase in the foreseeable future as we seek to:

•	initiate Phase III and complete Phase II clinical trials for our seasonal influenza vaccine;

•	conduct additional pre-clinical studies for VZV and RSV product candidates and begin clinical trials for RSV;

•	comply with the FDA’s manufacturing facility requirements;

•	scale-up our manufacturing process for commercial scale and cost efficiency; and

•	maintain, expand and protect our intellectual property portfolio.

As a result, we expect our cumulative operating losses to increase until such time, if ever, that product sales, licensing fees, royalties, milestones, contract research and other sources generate sufficient revenue to fund our continuing operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

We have limited financial resources and we are not certain that we will be able to maintain our current level of operations or be able to fund the further development of our product candidates.

We do not expect to generate revenue from product sales, licensing fees, royalties, milestones, contract research or other sources in an amount sufficient to fund our operations for the foreseeable future, and we will therefore use our cash resources and expect to require additional funds to maintain our operations, continue our research and development programs, commence future pre-clinical studies and clinical trials, seek regulatory approvals and manufacture and market our products. We will seek such additional funds through public or private equity or debt financings, collaborative licensing and development arrangements, government grants and other sources. While we continue to apply for grants from academic institutions, non-profits and governmental entities, there are no assurances that we would be successful. We cannot be certain that adequate additional funding will be available to us on acceptable terms, if at all. If we cannot raise the additional funds required for our anticipated operations, we may be required to delay significantly, reduce the scope of or eliminate one or more of our research or development programs, downsize our general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products. If we raise additional funds through future offerings of shares of our common stock or other securities, such offerings would cause dilution of your percentage ownership in the Company which could be substantial. Future offerings also could have a material and adverse effect on the price of our common stock.

The current capital and credit market conditions may adversely affect our access to capital, cost of capital, and ability to execute our business plan as scheduled.

Access to capital markets is critical to our ability to operate. Traditionally, biopharmaceutical companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets in the past have severely restricted raising new capital and have affected companies’ ability to continue to expand or fund existing research and development efforts. We require significant capital for research and development for our product candidates and clinical trials. The general economic and capital market conditions, both in the United States and worldwide, have been extremely volatile over the past eighteen months and have adversely affected our access to capital and increased the cost of capital, and any recovery will likely be very slow. There is no certainty that the capital and credit markets will recover to the point where we could raise additional capital on terms similar to the terms that companies raised capital prior to the deterioration. If these economic conditions continue or become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, our inability to access the capital markets on favorable terms due to our low stock price, or upon a potential delisting from the NASDAQ Global Market if we fail to satisfy a listing requirement, could affect our ability to execute our business plan as scheduled. Moreover, we rely and intend to rely on third-parties, including our clinical research organizations, third-party manufacturers and certain other important vendors and consultants. As a result of the global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third-parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We may not be able to win government, academic institution or non-profit grants.

From time to time, we may apply for grants from academic institutions, government agencies and non-profit entities and, most recently, we responded to the United States Government RFP solicitation number HHS BARDA-09-32 for a contract award for the advanced development of recombinant influenza vaccines. Such grants or contracts can be highly attractive because they provide capital to fund the ongoing development of our technologies and product candidates without diluting our stockholders. However, there is often significant competition for these grants. Grantors may have requirements to apply for or to otherwise be eligible to receive certain grants that our competitors may be able to satisfy that we cannot. In addition, grantors may make arbitrary decisions as to whether to make grants, to whom the grants will be awarded and the size of the grants to each awardee. Even if we are able to satisfy the award requirements, there is no guarantee that we will be a successful awardee. Therefore, we may not be able to win any grants, including BARDA in a timely manner, if at all, which could delay the start of our Phase III program in seasonal influenza.

A portion of our investments are auction rate securities which present potential liquidity concerns.

As of December 31, 2009, we had $5.1 million invested in three auction rate securities, which were classified as short-term investments available-for-sale and carried at their estimated fair value of $4.2 million. Auction rate securities are long-term debt instruments that provide liquidity through a competitive bidding process known as a “Dutch Auction” that resets the applicable interest rates at pre-determined calendar intervals. Although two auction rate securities were redeemed during the year ended December 31, 2009, as a result of the issues that presently exist in the credit markets, we may be unable to liquidate some or all of our remaining auction rate securities when we are in need of the cash to fund operations at prices that are acceptable to us. Even if we are able to liquidate the investments, the sales may be at a loss. In addition, given the complexity of auction rate securities and their valuations, our estimates of their fair value may differ from the actual amount we would be able to collect in the ultimate sale. It is uncertain as to when the liquidity issues relating to these investments will improve.

Our collaborations with regional partners, such as Cadila and Avimex, expose us to additional risks associated with doing business outside the United States, and any adverse event could have a material negative impact on our operations.

We have formed a joint venture with Cadila in India and have entered into other agreements and arrangements with companies in other countries. We plan to continue to enter into collaborations or partnerships with companies, non-profit organizations and local governments in other parts of the world. Risks of conducting business outside the United States include:

•	multiple regulatory requirements could affect the ability to develop, manufacture and sell products in such local markets;

•	compliance with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

•	trade protections measures and import and export licensing requirements;

•	different labor regulations;

•	changes in environmental, health and safety laws;

•	exchange rates;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political instability and actual or anticipated military or potential conflicts;

•	economic instability, inflation, recession and interest rate fluctuations;

•	minimal or diminished protection of intellectual property in some countries; and

•	possible nationalization and expropriation.

These risks, individually or in the aggregate, could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Our strategy to enter into regional relationships may hinder our ability to engage in a larger transaction.

We have entered into regional collaborations to develop our product candidates in certain parts of the world. Our relationships with Cadila and Avimex are examples of this strategy. We expect that many of these relationships will involve the licensing of our technology to our partner or entering into a distribution agreement, frequently on an exclusive basis. Generally, these exclusive agreements are restricted to certain territories. Because we have entered into exclusive license and distribution agreements, larger companies may not be interested, or able, to enter into collaborations with us on a worldwide scale. Also, these regional relationships may make us an unattractive target for an acquisition.

We are a biopharmaceutical company and face significant risk in developing, manufacturing and commercializing our products.

We focus our research and development activities on vaccines, an area in which we have particular strengths and a technology that appears promising. The outcome of any research and development program is highly uncertain. Only a small fraction of biopharmaceutical development programs ultimately result in commercial products or even product candidates and a number of events could delay our development efforts and negatively impact our ability to obtain regulatory approval for, and to manufacture, market and sell, a product candidate. Product candidates that initially appear promising often fail to yield successful products. In many cases, pre-clinical or clinical studies will show that a product candidate is not efficacious or that it raises safety concerns or has other side effects that outweigh its intended benefit. Success in pre-clinical or early clinical trials may not translate into success in large-scale clinical trials. Further, success in clinical trials will likely lead to increased investment, accelerating cumulative losses, to bring such products to market. Even if clinical trial results are positive, we may face challenges when scaling-up the manufacturing process to commercial levels. Even after a product is approved and launched, general usage or post-marketing studies may identify safety or other previously unknown problems with the product, which may result in regulatory approvals being suspended, limited to narrow indications or revoked, which may otherwise prevent successful commercialization. Intense competition in the vaccine industry could also limit the successful commercialization of our products.

Many of our competitors have significantly greater resources and experience, which may negatively impact our commercial opportunities and those of our current and future licensees.

The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug and chemical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial and technical resources, experience and expertise in:

•	research and development;

•	pre-clinical testing;

•	designing and implementing clinical trials;

•	regulatory processes and approvals;

•	production and manufacturing; and

•	sales and marketing of approved products.

Principal competitive factors in our industry include:

•	the quality and breadth of an organization’s technology;

•	management of the organization and the execution of the organization’s strategy;

•	the skill and experience of an organization’s employees and its ability to recruit and retain skilled and experienced employees;

•	an organization’s intellectual property portfolio;

•	the range of capabilities, from target identification and validation to drug discovery and development to manufacturing and marketing; and

•	the availability of substantial capital resources to fund discovery, development and commercialization activities.

Large and established companies such as Merck & Co., Inc., GlaxoSmithKline PLC, Novartis, Inc., sanofi pasteur, Inc. and MedImmune Inc. (a subsidiary of Astra-Zeneca, Inc.), among others, compete in the vaccine market. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and clinical trials, obtaining regulatory approvals to market products, and manufacturing such products on a broad scale and marketing approved products.

There are many seasonal influenza vaccines currently approved and marketed. Competition in the sale of these seasonal influenza vaccines is intense. Therefore, newly developed and approved products must be differentiated from existing vaccines in order to have commercial success. In order to show differentiation in the seasonal influenza space, a product must be more efficacious, particularly in the elderly population, and/or be less expensive and quicker to manufacture. Many of our competitors are working on new products and new generations of current products, often by adding an adjuvant that is used to increase the efficacy of the current product, each of which is intended to be more efficacious than products currently being marketed. Our seasonal influenza product may not prove to be more efficacious than current products or products under development by our competitors. Further, our manufacturing system may not provide enough savings of time or money to provide the required differentiation for commercial success.

Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical or other companies. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product development and commercialization efforts. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.

In order to effectively compete, we will have to make substantial investments in development, testing, manufacturing and sales and marketing or partner with one or more established companies. There is no assurance that we will be successful in gaining significant market share for any product or product candidate. Our technologies and products also may be rendered obsolete or non-competitive as a result of products introduced by our competitors to the marketplace more rapidly and at a lower cost.

If we lose or are unable to attract key management or other personnel, we may experience delays in product development.

We depend on our senior executive officers, as well as key scientific and other personnel. The loss of these individuals could harm our business and significantly delay or prevent the achievement of research, development or business objectives. Employment with our Chief Medical Officer and Vice President of Manufacturing ended in November 2009 and January 2010, respectively. While we are searching for replacements, we may not be able to attract qualified individuals on terms acceptable to us. We appointed John J. Trizzino as Senior Vice President, International and Government Alliances, in July 2009. Our Chief Financial Officer, Frederick Driscoll, assumed this responsibility in August 2009. In February 2010 Stanley Erck was appointed Executive Chairman of the Board. This lack of management continuity, the resulting lack of long-term history with our Company and the learning curve that executives experience when they join our management team, could result in operational and administrative inefficiencies and added costs. If we were to experience additional turnover at the executive level, these risks would be exacerbated.

We may not be able to attract qualified individuals for other key management or other personnel positions on terms acceptable to us. Competition for qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of our activities, could hinder our ability to complete human studies successfully and develop marketable products.

We also rely from time-to-time on outside advisors who assist us in formulating our research and development and clinical strategy. We may not be able to attract and retain these individuals on acceptable terms, which could have a material adverse effect on our business, financial condition and results of operations.

We do not currently have a majority of independent directors and are, therefore, not in compliance with NASDAQ’s listing requirements.

Because two independent directors resigned in 2009 and Mr. Stanley Erck was appointed Executive Chairman on February 15, 2010 rendering him no longer independent, the majority of our Board of Directors is no longer independent. After disclosing this fact to NASDAQ as required, we received a notice from NASDAQ confirming that we are no longer in compliance with the NASDAQ requirements set forth in Listing Rule 5605(b)(1), which requires that the Company’s Board of Directors be comprised of a majority of independent directors. We have 45 days to submit a plan to NASDAQ to regain compliance. The notification has no immediate effect on the listing of Novavax’s common stock on The NASDAQ Global Market. The Company’s common stock continues to trade on the NASDAQ Global Market under the symbol NVAX.

Over recent months, the Nominating and Corporate Governance Committee of Novavax’s Board of Directors has been identifying, evaluating and recruiting potential candidates for election to the Board of Directors. Novavax expects to elect two independent directors and thus cure this non-compliance before its 2010 Annual Meeting of Stockholders. We may not be able to attract and recruit qualified individuals to serves as directors. Certain qualified individuals may demand more compensation than we are willing to pay and we may not have two new independent directors on a timely basis. If we are unable to add two new independent directors and we do not receive an extension of time from the NASDAQ, our listing on The NASDAQ Global Market may be affected.

We may have product liability exposure.

The administration of drugs to humans, whether in clinical trials or after marketing clearances are obtained, can result in product liability claims. We maintain product liability insurance coverage in the total amount of $20 million aggregate for all claims arising from the use of products in clinical trials prior to FDA approval. Coverage is relatively expensive, and the market pricing can significantly fluctuate. Therefore, we may not be able to maintain insurance at a reasonable cost. There can be no assurance that we will be able to maintain our existing insurance coverage or obtain coverage for the use of our other products in the future. This insurance coverage and our resources may not be sufficient to satisfy all liabilities resulting from product liability claims. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. Even if a claim is not successful, defending such a claim would be time-consuming and expensive, may damage our reputation in the marketplace, and would likely divert management’s attention.

Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to subjects or other claimants;

•	loss of revenue; and

•	inability to commercialize our product candidates.

There are outstanding loans owed by certain of our former directors which may not be repaid.

Two of our former directors have outstanding notes due to the Company. The notes were initially delivered by the former directors to us in March 2002 as payment of the exercise price of options. As security, the former directors pledged shares of our common stock as collateral. As of December 31, 2009, the outstanding principal and interest for these two notes was $2.0 million. Both notes are currently in default.

We are uncertain about the collectability of these notes. At our current market prices, we do not expect to recover the full amount outstanding under either note upon a sale of pledged shares alone. We continue to actively work to collect the amounts outstanding and reserve our rights to seek legal remedies currently available to us. There are no assurances that the former directors will be able to repay the notes in full.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders or require us to relinquish rights to our technologies or product candidates.

If we are unable to partner with a third-party to advance the development of one or more of our vaccine candidates, we will need to raise money through additional debt or equity financings. To the extent that we raise additional capital by issuing equity securities, our stockholders will experience immediate dilution which may be significant. To the extent that we raise additional capital through licensing arrangements or arrangements with collaborative partners, we may be required to relinquish, on terms that may not be favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. In addition, current economic conditions may also negatively affect the desire or ability of potential collaborators to enter into transactions with us. They may also have to delay or cancel research and development projects or reduce their overall budgets.

PRODUCT DEVELOPMENT RISKS

Because our vaccine product development efforts depend on new and rapidly evolving technologies, we cannot be certain that our efforts will be successful.

Our vaccine work depends on new, rapidly evolving technologies and on the marketability and profitability of our products. Commercialization of our vaccine products could fail for a variety of reasons, and include the possibility that:

•
our VLP technology, any or all of the products based on VLP technology or our proprietary manufacturing process will be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or commercial viability;

•	we are unable to scale-up our manufacturing capabilities in a cost effective manner;

•	the products, if safe and effective, will be difficult to manufacture on a large-scale or uneconomical to market;

•	our pilot plant manufacturing facility will fail to continue to pass regulatory inspections;

•	proprietary rights of third-parties will prevent us or our collaborators from exploiting technologies, manufacturing or marketing products; and

•	third-party competitors will gain greater market share due to superior products or marketing capabilities.

We have not completed the development of vaccine products and we may not succeed in obtaining the FDA approval necessary to sell additional products.

The development, manufacture and marketing of our pharmaceutical and biological products are subject to government regulation in the United States and other countries. In the United States and most foreign countries, we must complete rigorous pre-clinical testing and extensive human clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. None of our vaccine products have yet gained regulatory approval in the United States or elsewhere. We also have product candidates in human clinical trials and pre-clinical laboratory or animal studies.

The steps required by the FDA before our proposed investigational products may be marketed in the United States include:

•	performance of pre-clinical (animal and laboratory) tests;

•	submissions to the FDA of an IND which must become effective before human clinical trials may commence;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the investigational product in the intended target population;

•	performance of a consistent and reproducible manufacturing process intended for commercial use, including appropriate manufacturing data and regulatory inspections;

•	submission to the FDA of a BLA or a NDA; and

•	FDA approval of the BLA or NDA before any commercial sale or shipment of the product.

The processes are expensive and can take many years to complete, and we may not be able to demonstrate the safety and efficacy of our products to the satisfaction of regulatory authorities. The start of clinical trials can be delayed or take longer than anticipated for many and varied reasons, many of which are out of our control. Safety concerns may emerge that could lengthen the ongoing trials or require additional trials to be conducted. Regulatory authorities may also require additional testing, and we may be required to demonstrate that our proposed products represent an improved form of treatment over existing therapies, which we may be unable to do without conducting further clinical studies. Moreover, if the FDA or foreign regulatory body grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved products may not be approved, which could limit our revenue. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if we believe that pre-clinical and clinical data are sufficient to support regulatory approval for our product candidates, the FDA and foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our vaccine candidates are not approved, our ability to generate revenue will be limited and our business will be adversely affected.

If we are unable to manufacture our vaccines in sufficient quantities, at sufficient yields or are unable to obtain regulatory approvals for a manufacturing facility for our vaccines, we may experience delays in product development, clinical trials, regulatory approval and commercial distribution.

Completion of our clinical trials and commercialization of our vaccine product candidates require access to, or development of, facilities to manufacture our product candidates at sufficient yields and at commercial scale. We have limited experience manufacturing any of our product candidates in the volumes that will be necessary to support large-scale clinical trials or commercial sales. Efforts to establish capabilities may not meet initial expectations as to scheduling, scale-up, reproducibility, yield, purity, cost, potency or quality.

If we are unable to manufacture our product candidates in clinical quantities or, when necessary, in commercial quantities and at sufficient yields, then we must rely on third-parties. Other third-party manufacturers must also receive FDA approval before they can produce clinical material or commercial products. Our vaccines may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third-parties give other products greater priority. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. In addition, we have to enter into technical transfer agreements and share our know-how with the third-party manufacturers, which can be time-consuming and may result in delays.

Influenza vaccines are intensely seasonal in nature. If a vaccine is not available early enough in the influenza season, we would likely have difficulty selling the vaccine. Further, pandemic outbreaks present only short-term opportunities for the Company. There is no way to predict when there will be a pandemic outbreak, the strain of the influenza or how long the pandemic will last. For these reasons, any delay in the delivery of an influenza vaccine could result in lower sales volumes, lower sale prices, or no sales. Because the strain of the seasonal influenza changes annually, inventory of seasonal vaccine cannot be sold during a subsequent influenza season. Any delay in the manufacture of our influenza vaccines could adversely affect our ability to sell the vaccines.

Our reliance on contract manufacturers may adversely affect our operations or result in unforeseen delays or other problems beyond our control. Because of contractual restraints and the limited number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture our bulk vaccines on a commercial scale, replacement of a manufacturer may be expensive and time-consuming and may cause interruptions in the production of our vaccine. A third-party manufacturer may also encounter difficulties in production. These problems may include:

•	difficulties with production costs, scale-up and yields;

•	availability of raw materials and supplies;

•	quality control and assurance;

•	shortages of qualified personnel;

•	compliance with strictly enforced federal, state and foreign regulations that vary in each country where product might be sold; and

•	lack of capital funding.

As a result, any delay or interruption could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We must identify products and product candidates for development with our VLP technology and establish successful third-party relationships.

The near and long-term viability of our vaccine product candidates will depend in part on our ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies, non-profit organizations and government agencies. Establishing strategic collaborations and obtaining government funding is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position or based on their internal pipeline; government agencies may reject contract or grant applications based on their assessment of public need, the public interest, our products’ ability to address these areas, or other reasons beyond our expectations or control. If we fail to establish a sufficient number of collaborations or government relationships on acceptable terms, we may not be able to commercialize our vaccine product candidates or generate sufficient revenue to fund further research and development efforts.

Even if we establish new collaborations or obtain government funding, these relationships may never result in the successful development or commercialization of any vaccine product candidates for several reasons, including the fact that:

•
we may not have the ability to control the activities of our partner and cannot provide assurance that they will fulfill their obligations to us, including with respect to the license, development and commercialization of products and product candidates, in a timely manner or at all;

•	such partners may not devote sufficient resources to our products and product candidates or properly maintain or defend our intellectual property rights;

•
any failure on the part of our partners to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our products and product candidates, and affect our ability to realize product revenue; and

•
disagreements, including disputes over the ownership of technology developed with such collaborators, could result in litigation, which would be time-consuming and expensive, and may delay or terminate research and development efforts, regulatory approvals, and commercialization activities.

Our collaborators will be subject to the same regulatory approval of the manufacturing facility and process as Novavax. Before we could begin commercial manufacturing of any of our product candidates, we and our collaborators must pass a pre-approval inspection before FDA approval and comply with the FDA’s cGMP. If our collaborators fail to comply with these requirements, our product candidates would not be approved. If our collaborators fail to comply with these requirements after approval, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products.

If we or our partners fail to maintain our existing agreements or in the event we fail to establish agreements as necessary, we could be required to undertake research, development manufacturing and commercialization activities solely at our own expense. These activities would significantly increase our capital requirements and, given our lack of sales, marketing and distribution capabilities, significantly delay the commercialization of products and product candidates.

Because we depend on third-parties to conduct some of our laboratory testing, human studies, and manufacturing, we may encounter delays in or lose some control over our efforts to develop products.

We are dependent on third-party research organizations to conduct some of our laboratory testing, human studies and manufacturing activities. If we are unable to obtain any necessary services on acceptable terms, we may not complete our product development efforts in a timely manner. We may lose some control over these activities and become too dependent upon these parties. These third-parties may not complete testing or manufacturing activities on schedule, within budget, or when we request. We may not be able to secure and maintain suitable research organizations to conduct our laboratory testing, human studies and manufacturing activities. We have not manufactured any of our product candidates at a commercial level and may need to identify additional third-party manufacturers to scale-up and manufacture our products.

We are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. The FDA and foreign regulatory agencies also require us to comply with good manufacturing practices. Our reliance on third-parties does not relieve us of these responsibilities and requirements. If these third-parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third-parties need to be replaced or if the quality or accuracy of the data they obtain is compromised or the product they manufacture is contaminated due to the failure to adhere to our clinical and manufacturing protocols or regulatory requirements or for other reasons, our pre-clinical development activities of clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval of, or commercially manufacture, our product candidates.

Our collaborations may not be profitable.

We have entered into a co-marketing agreement with GEHC for a pandemic influenza vaccine solution for select international countries. The collaboration incorporates GEHC’s bioprocess solutions and design expertise with Novavax’s VLP manufacturing platform. We have formed a joint venture with Cadila in India. In connection with this joint venture, we agreed to a Master Services Agreement under which we will purchase $7.5 million of services from Cadila or pay Cadila all or a portion of the shortfall before March 2012. We cannot predict when, if at all, these relationships will lead to approved products, sales, or otherwise provide revenue to the Company or become profitable.

Even though we have received governmental support in the past, we may not continue to receive support at the same level or at all.

The United States government, through its various agencies, has provided grants to fund certain research and development efforts. There can be no assurances that we will continue to receive the same level of funding from the United States government, if at all. For example, the grants awarded to the Company to conduct research related to HIV and SARS have expired and have not been renewed. We have responded to the United States government (HHS BARDA) RFP for advanced development of recombinant influenza vaccines. However, for various reasons, including public need, program requirements, timing and other factors beyond our control, we may not receive any funds under any government programs.

We have limited marketing capabilities, and if we are unable to enter into collaborations with marketing partners or develop our own sales and marketing capability, we may not be successful in commercializing any approved products.

We currently have no sales, marketing or distribution capabilities. As a result, we will depend on collaborations with third-parties that have established distribution systems and sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenue will depend upon the efforts of third-parties, over which we may have little or no control. If we are unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. Developing a marketing and sales force is expensive and time-consuming and could delay a product launch. We cannot be certain that we will be able to attract and retain qualified sales personnel or otherwise develop this capability.

Our product candidates may never achieve market acceptance even if we obtain regulatory approvals.

Even if we receive regulatory approvals for the commercial sale of our product candidates, the commercial success of these product candidates will depend on, among other things, their acceptance by physicians, patients, third-party payers such as health insurance companies and other members of the medical community as a vaccine and cost-effective alternative to competing products. If our product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	the prevalence and severity of adverse side effects;

•	whether our vaccines are differentiated from other vaccines based on immunogenicity;

•	availability, relative cost and relative efficacy of alternative and competing treatments;

•	the effectiveness of our marketing and distribution strategy;

•	publicity concerning our products or competing products and treatments; and

•	our ability to obtain sufficient third-party insurance coverage or reimbursement.

In particular, there are significant challenges to market acceptance for seasonal influenza vaccines. For our seasonal vaccine to be accepted, we must demonstrate differentiation from other seasonal vaccines that are currently approved and marketed. This can mean that the vaccine is more effective in certain populations, such as the elderly, or cheaper and quicker to produce. While we are currently conducting Phase II trials in the elderly, we have not yet received any data and there are no assurances that our vaccine will be more efficacious than other vaccines.

If our product candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, our business, financial condition and results of operations would be materially and adversely affected.

If reforms in the health care industry make reimbursement for our potential products less likely, the market for our potential products will be reduced, and we could lose potential sources of revenue.

Our success may depend, in part, on the extent to which reimbursement for the costs of vaccines will be available from third-party payers such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payers to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that we or our collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our product candidates.

REGULATORY RISKS

We may fail to obtain regulatory approval for our products on a timely basis or comply with our continuing regulatory obligations after approval is obtained.

Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities, losing any potential marketing advantage of being early to market and increased trial costs. The speed with which we begin and complete our pre-clinical trials necessary to begin human studies, human clinical trials and our applications for marketing approval will depend on several factors, including the following:

•	our ability to manufacture or obtain sufficient quantities of materials for use in necessary pre-clinical studies and clinical trials;

•	prior regulatory agency review and approval;

•	Institutional Review Board approval of the protocol and the informed consent form;

•
the rate of subject or patient enrollment and retention, which is a function of many factors, including the size of the subject or patient population, the proximity of subjects and patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

•	negative test results or side effects experienced by trial participants;

•
analysis of data obtained from pre-clinical and clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent further studies or regulatory approval;

•	the availability of skilled and experienced staff to conduct and monitor clinical studies and to prepare the appropriate regulatory applications; and

•	changes in the policies of regulatory authorities for drug or vaccine approval during the period of product development.

We have limited experience in conducting and managing the pre-clinical studies and clinical trials necessary to obtain regulatory marketing approvals. We may not be permitted to continue or commence additional clinical trials. We also face the risk that the results of our clinical trials may be inconsistent with the results obtained in pre-clinical studies or clinical trials of similar products, or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the biopharmaceutical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

Regulatory agencies may require us or our collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, we or our collaborators may be unable to submit applications to regulatory agencies within the time frame we currently expect. Once submitted, applications must be approved by various regulatory agencies before we or our collaborators can commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in our clinical studies could delay our ability to generate revenue and harm our financial condition and results of operations.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products internationally.

We intend to have our product candidates marketed outside the United States. In furtherance of this objective, we have entered into relationships with Cadila in India and Avimex in Mexico. In order to market our products in the European Union, Mexico, India, Asia and many other non-United States jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. To date, we have filed for marketing approval for our 2009 H1N1 vaccine candidate in Mexico but may not receive the approval necessary to commercialize our vaccine candidate in Mexico or any market or may receive approval only after the commercial opportunity has passed. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by a regulatory agency, such as the FDA, does not ensure approval by any other regulatory agencies, for example in other foreign countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm our business.

Even if regulatory approval is received for our product candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market.

Even if a product gains regulatory approval, such approval is likely to limit the indicated uses for which it may be marketed, and the product and the manufacturer of the product will be subject to continuing regulatory review, including adverse event reporting requirements and the FDA’s general prohibition against promoting products for unapproved uses. Failure to comply with any post-approval requirements can, among other things, result in warning letters, product seizures, recalls, substantial fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect our ability to market products and generate revenue and thus adversely affect our ability to continue our business.

We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered and we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. With the use of any vaccine by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the vaccine itself, and only if the specific event occurs with some regularity over a period of time does the vaccine become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenue and our financial condition.

Because we are subject to environmental, health and safety laws, we may be unable to conduct our business in the most advantageous manner.

We are subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, emissions and wastewater discharges, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including infectious disease agents. We also cannot accurately predict the extent of regulations that might result from any future legislative or administrative action. Any of these laws or regulations could cause us to incur additional expense or restrict our operations.

Our facility in Maryland is subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, microorganisms and various hazardous compounds used in connection with our research and development activities. In the United States, these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third-parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

Although we have general liability insurance, these policies contain exclusions from insurance against claims arising from pollution from chemical or pollution from conditions arising from our operations. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, we believe that we are currently in compliance with all applicable environmental and occupational health and safety regulations.

INTELLECTUAL PROPERTY RISKS

Our success depends on our ability to maintain the proprietary nature of our technology.

Our success in large part depends on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. We also must operate without infringing the proprietary rights of third-parties or allowing third-parties to infringe our rights. We currently have or have rights to over 99 United States patents and corresponding foreign patents and patent applications covering our technologies. However, patent issues relating to pharmaceuticals and biologics involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the United States Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our patent applications will result in the issuance of patents, or that any patents issued to us will provide us with any competitive advantage. We also cannot be sure that we will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to us.

There is a risk that third-parties may challenge our existing patents or claim that we are infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that we may be required to obtain licenses from third-parties to avoid infringing third-party patents or other proprietary rights. We cannot be sure that such third-party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third-party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

Although our patent filings include claims covering various features of our products and product candidates, including composition, methods of manufacture and use, our patents do not provide us with complete protection against the development of competing products. Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information.

If we infringe or are alleged to infringe the intellectual property rights of third-parties, it will adversely affect our business, financial condition and results of operations.

Our research, development and commercialization activities, including any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents owned by third-parties and to which we do not hold licenses or other rights. There may be rights we are not aware of, including applications that have been filed but not published that, when issued, could be asserted against us. These third-parties could bring claims against us, and that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or biologic drug candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third-party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also impact our collaborators, which would also impact the success of the collaboration and therefore us.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology.

We may become involved in lawsuits to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time-consuming.

Competitors may infringe our patents or the patents of our collaborators or licensors. As a result, we may be required to file infringement claims to counter infringement for unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at the risk of not issuing.

Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to our management. We may not be able, alone or with our collaborators and licensors, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may need to license intellectual property from third-parties and, if our right to use the intellectual property we license is affected, our ability to develop and commercialize our product candidates may be harmed.

We expect that we will need to license intellectual property from third-parties in the future and that these licenses will be material to our business. We will not own the patents or patent applications that underlie these licenses, and we will not control the enforcement of the patents. We will rely upon our licensors to properly prosecute and file those patent applications and prevent infringement of those patents.

Our license agreement with Wyeth Holdings Corporation, which gives us rights to a family of patent applications covering VLP technology for use in human vaccines in certain fields of use, is non-exclusive. These applications are very significant to our business. Payments since inception, under this agreement, have aggregated $5.1 million as of December 31, 2009. If each milestone is achieved for any particular product candidate, we would be obligated to pay an aggregate of $14 million to Wyeth Holdings for each product candidate developed and commercialized under the agreement. Achievement of each milestone is subject to many risks, including those described in these “Risk Factors.” Annual license maintenance fees under the Wyeth Holdings agreement aggregate $0.3 million per year. Our license with the University of Massachusetts gives us exclusive rights to develop and commercialize vaccines incorporating certain virus-like particles for use in human vaccines.

While many of the licenses under which we have rights provide us with rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third-parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement, or in certain other circumstances.

Our product candidates and potential product candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these product candidates uneconomical.

If patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize our discoveries.

Important legal issues remain to be resolved as to the extent and scope of available patent protection for biopharmaceutical products and processes in the United States and other important markets outside the United States, such as Europe and Japan. Foreign markets may not provide the same level of patent protection as provided under the United States patent system. We expect that litigation or administrative proceedings will likely be necessary to determine the validity and scope of certain of our and others’ proprietary rights. Any such litigation or proceeding may result in a significant commitment of resources in the future and could force us to do one or more of the following: cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign our products to avoid infringing the intellectual property rights of third-parties, which may be time-consuming or impossible to do. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may result in patent laws that allow others to use our discoveries or develop and commercialize our products. We cannot provide assurance that the patents we obtain or the unpatented technology we hold will afford us significant commercial protection.

RISKS RELATED TO OUR COMMON STOCK AND ORGANIZATIONAL STRUCTURE

Because our stock price has been and will likely continue to be highly volatile, the market price of our common stock may be lower or more volatile than expected.

Our stock price has been highly volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2009 through December 31, 2009, the closing price of our common stock has been as low as $0.56 per share and as high as $6.65 per share. The market price of our common stock may be influenced by many factors, including:

•	future announcements about our Company or our collaborators or competitors, including the results of testing, technological innovations or new commercial products;

•	clinical trial results;

•	depletion of our cash reserves;

•	sale of equity securities or issuance of additional debt;

•	announcement by us of significant strategic partnerships, collaborations, joint ventures, capital commitments or acquisitions;

•	changes in government regulations;

•	developments in our relationships with our collaboration partners;

•	announcements relating to health care reform and reimbursement levels for new vaccines;

•	sales of substantial amounts of our stock by existing stockholders (including stock by insiders or 5% stockholders);

•	development, spread or new announcements related to pandemic influenza, including H1N1 (swine) influenza;

•	litigation;

•	public concern as to the safety of our products;

•	significant set-backs or concerns with the industry or the market as a whole; and

•	the other factors described in this “Risk Factors” section.

The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biopharmaceutical companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to be lower or more volatile than expected.

We have never paid dividends on our capital stock, and we do not anticipate paying any such dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We currently anticipate that we will retain all of our earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock would be the only source of gain for stockholders until dividends are paid, if at all.

Provisions of our Certificate of Incorporation and By-laws, Delaware law, and our Shareholder Rights Plan could delay or prevent the acquisition of the Company, even if such acquisition would be beneficial to stockholders, and could impede changes in our Board.

Our organizational documents could hamper a third-party’s attempt to acquire, or discourage a third-party from attempting to acquire control of, the Company. We have also adopted a shareholder rights plan, or “poison pill,” that empowers our Board to delay or negotiate, and thereby possibly thwart, any tender offer or takeover attempt the Board opposes. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions also could limit the price investors are willing to pay in the future for our securities and make it more difficult to change the composition of our Board in any one year. These provisions include the right of the Board to issue preferred stock with rights senior to those of common stock without any further vote or action by stockholders, the existence of a staggered Board with three classes of directors serving staggered three-year terms and advance notice requirements for stockholders to nominate directors and make proposals.

The Company also is afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless advance board or stockholder approval was obtained.

Any delay or prevention of a change of control transaction or changes in our Board of Director or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for a variety of corporate uses, including pre-clinical and clinical studies of our VLP-based vaccines, internal research and development programs, working capital, capital expenditures and other general corporate purposes.

At this time, we have not determined the approximate amount of net proceeds that will be allocated to each of the uses of proceeds stated above. In addition, we may use the net proceeds we receive from this offering for a variety of other corporate uses, including in-licenses or acquisitions of other products, technologies or companies, although we currently have no commitments or agreements for any such transactions. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the proceeds in highly liquid, investment-grade securities and money market funds.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of December 31, 2009 was approximately $41.3 million, or approximately $0.41 per share of common stock based upon 100,262,460 shares outstanding.  Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of December 31, 2009. While 25,000,000 shares are offered hereunder, we are limited to the sale of common stock with gross proceeds aggregating $50,000,000.  Based on our closing price on March 11, 2010, the maximum number of shares we could sell is 20,161,290. Assuming 20,161,290 shares offered hereunder are sold and after giving effect to such sale, our as-adjusted net tangible book value would have been approximately $90.3 million, or approximately $0.75 per share of common stock based upon 120,423,750 shares outstanding. This represents an immediate increase in net tangible book value of $0.34 per share to our existing stockholders and an immediate dilution in net tangible book value of $1.73 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$2.48 (1)
Net tangible book value per share as of December 31, 2009	$0.41
Increase in net tangible book value per share attributable to the offering	$0.34
As-adjusted net tangible book value per share after giving effect to the offering		$0.75
Dilution in net tangible book value per share to new investors		$1.73

(1)           Assuming a purchase price of $2.48, the closing price of our common stock on March 11, 2010.

The foregoing table excludes the following, each as of December 31, 2009:

•	5,994,994 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $3.01 per share;

•	2,712,580 shares of our common stock reserved for future awards under our 2005 Stock Incentive Plan; and

•	3,343,325 shares of our common stock reserved for issuance upon the exercise of outstanding warrants.

PLAN OF DISTRIBUTION

We have entered into a sales agreement, dated March 15, 2010 with McNicoll, Lewis & Vlak LLC (:MLV”), under which we may sell an aggregate of $50,000,000 in gross proceeds of our common stock from time to time through MLV, as our agent for the offer and sale of the common stock. Based on the trading price of our common stock, we may not be able to sell all 25,000,000 shares offered herein or we may not be able to raise the full $50,000,000 in gross proceeds permitted under the sales agreements. MLV may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NASDAQ Global Market, on any other existing trading market for the common stock or to or through a market maker. MLV may also sell the common stock in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell common stock under the sales agreements, we will provide MLV with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of common stock that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreements, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The settlement between us and MLV of our common stock will occur on the third trading day following the date on which the sale was made. The obligation of MLV under the sales agreements to sell our common stock pursuant to a placement notice is subject to a number of conditions.

We will pay MLV a commission equal to 2% of the gross proceeds of the sale price per share. Based on the closing price of our common stock on March 11, 2010, because we are limited to the sale of common stock with gross proceeds aggregating $50,000,000, the maximum number of shares we could sell is 20,161,290. If 20,161,290 shares of common stock were sold at the March 11, 2010 closing sales price, we would receive $50,000,000 in gross proceeds, or $49,000,000 in aggregate net proceeds assuming the sales agent fee is paid as described above. The actual proceeds to us will vary. Because there is no minimum offering amount required as a condition to the closing, the actual total may be less than the maximum amount set forth above.

In connection with the sale of our common stock contemplated in this prospectus, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to MLV may be deemed to be underwriting commissions or discounts. We have agreed to indemnify MLV against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon.

The offering of our common stock pursuant to the sales agreements will terminate on the earliest of (1) the sale of all of our common stock subject to each sales agreement, or (2) termination of the sales agreements by us or MLV. MLV may terminate the sales agreements at any time in certain circumstances, including the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, our failure to satisfy any condition under of the sales agreements or a suspension or limitation of trading of our common stock on NASDAQ. We may terminate the sales agreements at any time upon 30 days prior notice, and MLV may terminate the sales agreements at any time upon 60 days prior notice.

This is a brief summary of the material provisions of the sales agreements and does not purport to be a complete statement of its terms and conditions. A copy of each sales agreement, as amended, is filed with the SEC and incorporated by reference into the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the SEC’s opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our website address is www.novavax.com. However, information on our website will not be considered a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC prior to the completion of this offering will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed, provided however that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents that we are incorporating by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010; and

•	The description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning Investor Relations at the following address and telephone number:

Novavax, Inc.
9920 Belward Campus Drive
Rockville, MD 20850
(240) 268-2000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The costs and expenses payable by the Company in connection with the offerings described in this registration statement are as follows:

SEC registration fee	$10,695
Legal fees and expenses	14,000	*
Accounting fees and expenses	10,000	*
Printer costs and expenses	2,000
Total	$36,695

*           Estimated as permitted under Rule 511 of Regulation S-K.

Item 15. Indemnification of Directors and Officers.

General Corporation Law of Delaware

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Amended and Restated Certificate of Incorporation

Article NINTH of Novavax’s Amended and Restated Certificate of Incorporation, as amended, provides that a person (a) shall be indemnified against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or other proceeding (other than an action by or in the right of the Company) to which he or she was or is a party or is threatened to be made a party by virtue of his or her position as a director or officer of the Company or, at the Company’s request, as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) shall be indemnified against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor to which he or she was or is a party or is threatened to be made a party by virtue of his or her position as a director or officer of the Company or, at the Company’s request, as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter under (b) as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the Delaware Chancery Court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request; provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article NINTH of Novavax’s Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive, and in the event that the General Corporation Law of Delaware is amended to expand the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law as so amended. The Company is also permitted to maintain insurance to protect itself and any director, officer, employee or agent against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

The Company maintains insurance under which the insurers will reimburse the Company for amounts that it has paid to its directors and officers as indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities that are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

Indemnity Agreements

The Company has entered into indemnity agreements with each of its directors. Each agreement provides that, with respect to third party proceedings, the Company is obligated to indemnify a director if such director was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all “expenses” (as defined in the agreements), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director (or on his or her behalf) in connection with such proceeding. In order to be eligible for indemnification, the director must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Company is also obligated to provide indemnification if the director was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the individual is or was a director and/or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses actually and reasonably incurred by the director (or on his or her behalf) in connection with the defense or settlement of such proceeding (or any claim, issue or matter therein). Again, no such indemnification is permitted unless the indemnitee acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, no indemnification shall be made in respect of any claim, issue or matter as to which a director shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery (or other court in which such proceeding was brought or is pending) determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director has been successful on the merits or otherwise (whether partially or in full) in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all expenses actually and reasonably incurred in connection therewith. Moreover, indemnitees have the right to advancement by the Company prior to the final disposition of any proceeding or any claim, issue or other matter therein of any and all expenses incurred in defense of such proceeding or any claim, issue or other matter.

A director must repay any amounts actually advanced to him or her that, at the final disposition of the proceeding to which the advance related, exceeded the amounts paid or payable by the director. The Company must also have received an undertaking by or on behalf of the director to repay such amounts to the extent that it is ultimately determined that the director is not entitled to be indemnified.

A condition precedent to the right to be indemnified or receive advancement of expenses is the delivery of written notice by the director to the Company as soon as practicable of any proceeding for which indemnity or advancement will or could be sought. A director will be entitled to indemnification so long as he or she met the appropriate standard of conduct or was successful on the merits or otherwise in defense of any such proceeding. Determination of a director’s entitlement to indemnification will be made, in the case of a change in control, by independent counsel to the Board and, in all other cases, by a majority vote of disinterested directors (even though less than a quorum), independent counsel, majority vote of a quorum of outstanding stock of all classes entitled to vote, or a court of competent jurisdiction.

Item 16. Exhibits.

The exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have been previously filed with the SEC and are incorporated herein by reference.

1.1+	Form of Underwriting Agreement

1.2
At Market Issuance Sales Agreement, dated March 15, 2010, by and between the Registrant and McNicoll, Lewis & Vlak LLC. (Incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 16, 2010)

3.1
Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 21, 1997), as amended by the Certificate of Amendment dated December 18, 2000 (Incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 29, 2001), as further amended by the Certificate of Amendment dated July 8, 2004 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed August 9, 2004), as further amended by the Certificate of Amendment dated May 13, 2009 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009)

3.2	Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed August 8, 2007)

4.1
Rights Agreement dated as of August 8, 2002, by and between Novavax, Inc. and EquiServe Trust Company, N.A., as Rights Agent. The Rights Agreement includes as Exhibit A the form of Summary of Rights to Purchase Series D Junior Participating Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Form of Certificate of Designations of Series D Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed August 9, 2002)

4.2
Specimen stock certificate for shares of common stock, par value $.01 per share (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, filed September 14, 1995)

4.3+	Form of Common Stock Warrant Agreement (together with form of warrant certificate)

4.4+	Form of Preferred Stock Warrant Agreement (together with form of warrant certificate)

4.5+	Form of Certificate of Designation for Preferred Stock (including specimen preferred stock certificate)

4.6+	Form of Unit Agreement (including form of unit certificate)

5.1*	Opinion of Ballard Spahr LLP

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ballard Spahr LLP (Included in Exhibit 5.1)

24.1*	Power of Attorney (Included in the signature pages hereto)

*	Filed herewith.

+	To be filed as an exhibit to a report filed pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act or by post-effective amendment to the Registration Statement.

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

(i)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 16th day of March 2010.

NOVAVAX, INC.

By:	/s/ Rahul Singhvi
Rahul Singhvi, President
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rahul Singhvi and Frederick W. Driscoll and each or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection wherewith, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Rahul Singhvi	President, Chief Executive	March 16, 2010
Rahul Singhvi	Officer and Director

/s/ Frederick W. Driscoll	Vice President, Chief Financial	March 16, 2010
Frederick W. Driscoll	Officer and Treasurer (Principal
Financial Officer and Principal
Accounting Officer)

/s/ Stanley C. Erck	Executive Chairman of the	March 16, 2010
Stanley C. Erck	Board of Directors

/s/ Gary C. Evans	Lead Independent Director	March 16, 2010
Gary C. Evans

/s/ John Lambert	Director	March 16, 2010
John Lambert

/s/ John O. Marsh, Jr	Director	March 16, 2010
John O. Marsh, Jr.

/s/ Michael A. McManus, Jr.	Director	March 16, 2010
Michael A. McManus, Jr.

/s/ Rajiv I. Modi	Director	March 16, 2010
Rajiv I. Modi